EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of China Botanic Pharmaceutical Inc. (formerly Renhuang Pharmaceuticals, Inc.) for the registration of shares of common stock; and to the inclusion therein of our report dated August 28, 2009, except as to Note 19 to the consolidated financial statements for which the date is November 25, 2009, with respect to the consolidated financial statements of China Botanic Pharmaceutical Inc., for the year ended October 31, 2008, filed with the U.S. Securities and Exchange Commission.

New York, New York
December 6, 2010
/s/ MSPC
Certified Public Accountants and Advisors,
A Professional Corporation